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                                                                 Exhibit 3.2


                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                    OPTIONAL AND OTHER SPECIAL RIGHTS OF 14%
               SENIOR EXCHANGEABLE PREFERRED STOCK, SERIES A, AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF




                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware



          Spanish Broadcasting System, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated March 27, 1997, duly approved and adopted the following resolution (the "Resolution"):

          RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 14% Senior Exchangeable Preferred Stock, Series A, par value $.01 per share, with a stated value of $1,000.00 per share, consisting of 413,930 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

          (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "14% Senior Exchangeable Preferred Stock Series A." The number of shares constituting such class shall be 413,930 and are referred to herein as the "Senior Preferred Stock." 175,000 shares of
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Senior Preferred Stock shall be initially issued with an additional 238,930 shares reserved for issuance in accordance with paragraph (c)(i) hereof. The liquidation preference of the Senior Preferred Stock shall be $1,000.00 per share.

            (b) The Senior Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created (collectively referred to as "Junior Stock"). The Corporation may not issue any class or series of Capital Stock that ranks
(x) on a parity with the Senior Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock") that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) or (y) senior to the Senior Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock") that was not approved by the Holders in accordance with paragraph (f)(ii)(B) hereof.

            (c)   Dividends and Contingent Class A Share Issuances.

            (i) Beginning on the Issue Date, the Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends (the "Regular Dividends") on each share of Senior Preferred Stock, at a rate per annum equal to 14% of the liquidation preference per share of the Senior Preferred Stock, payable semi-annually; provided that so long as a Voting Rights Triggering Event shall have occurred and be continuing, the Regular Dividend rate per annum shall equal 16% of the liquidation preference per share of the Senior
      Preferred Stock, payable semi-annually; and provided, further, that the Regular Dividend rate per annum is subject to increase as provided for in clause (vii) below. All Regular Dividends shall be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the Senior Preferred Stock and shall be payable semi-annually in arrears on each Regular Dividend Payment

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      Date, commencing on the first Regular Dividend Payment Date after the
      Issue Date. Regular Dividends (including Additional Dividends, if any) accumulating on or prior to March 15, 2002 may be paid, at the Corporation's option, either in cash or by the issuance of additional shares of Senior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such Regular Dividends (but not less than $1.00). In the event that on or prior to March 15, 2002 Regular Dividends are declared and paid through the issuance of additional shares of Senior Preferred Stock as provided in the previous sentence, such Regular Dividends shall be deemed paid in full and shall not accumulate. Regular Dividends accumulating after March 15, 2002 must be paid in cash. Each Regular Dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Regular Dividend Record Date immediately preceding the related Regular Dividend Payment Date. Regular Dividends shall cease to accumulate in respect of the Senior Preferred Stock exchanged for Exchange Debentures on the applicable Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Senior Preferred Stock to be exchanged on such Exchange Date or shall have failed to pay the relevant redemption price on Senior Preferred Stock to be redeemed on the date fixed for redemption.

           (ii) All Regular Dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

          (iii) (A) If the Corporation has not (x) consummated Asset Sales including the FCC broadcast licenses of WXLX-AM, New York, KXMG-AM, Los Angeles, and WCMQ-AM, Miami, and applied the lesser of (1) $15.0 million of the Asset Sale Proceeds with respect to such Asset Sales or (2) the excess of the Asset Sale Proceeds with respect to such Asset Sales above $25.0 million, to repurchase, repay or redeem Notes or Old Notes, (y) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0

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      million or (z) utilized $40.0 million of Asset Sale Proceeds from any
      Asset Sale(s) after the Issue Date to repurchase, repay or redeem Notes or Old Notes, in each case on or prior to the AM Stations Asset Sale Date, then, subject to paragraphs (c)(iii)(F), (G) and (H), the Corporation shall issue to the Holders of record of the then outstanding shares of Senior Preferred Stock on the AM Stations Asset Sale Date validly issued, fully paid and non-assessable shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of the Corporation at a rate per $1,000 liquidation preference of Senior Preferred Stock equal to (I) that number of shares Class A Common Stock equal to 1.5% of Class A Common Stock and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Corporation Common Stock"), of the Corporation on a Fully Diluted Basis as of the AM Stations Asset Sale Date divided by (II) the number obtained by dividing
      (aa) the sum of (xx) the aggregate liquidation preference of shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock outstanding on the AM Stations Asset Sale Date and (yy) the aggregate principal amount of Exchange Debentures outstanding on the AM Stations Asset Sale Date by (bb) $1,000.

                 (B) If, as of any anniversary of the AM Stations Asset Sale Date, the Corporation shall not have either (x) received Net Proceeds from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date in an amount equal to or greater than $45.0 million or (y) utilized $40.0 million of Asset Sale Proceeds from any Asset Sale(s) after the Issue Date to repurchase, redeem or repay Notes or Old Notes, then, subject to paragraphs (c)(iii) (F), (G) and (H), the Corporation shall issue to Holders of record of the then outstanding shares of Senior Preferred Stock on such anniversary of the AM Stations Asset Sale Date validly issued, fully paid and non-assessable shares of Class A Common Stock at a rate per $1,000 liquidation preference of Senior Preferred Stock equal to (I) that number of shares of Class A Common Stock equal to 1.5% of the Corporation Common Stock on a Fully Diluted Basis as of such anniversary of AM Stations Asset Sale Date divided by (II) the number obtained by dividing (aa) the sum of (xx)

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      the aggregate liquidation preference of shares of Senior Preferred Stock,
      Exchange Preferred Stock and Private Exchange Preferred Stock outstanding as of such anniversary of the AM Stations Asset Sale Date and (yy) the aggregate principal amount of Exchange Debentures outstanding as of such anniversary of the AM Stations Asset Sale Date by (bb) $1,000.

      (C) If, on any Regular Dividend Payment Date commencing with the March 15, 2000 Regular Dividend Payment Date, the sum of (x) the Net Proceeds received by the Corporation from issuances of its Capital Stock (other than Disqualified Capital Stock) after the Issue Date, (y) the aggregate liquidation preference of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock redeemed or repurchased by the Corporation (other than Senior Preferred Stock repurchased pursuant to the Exchange Offer) and (z) the aggregate liquidation preference of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock exchanged for Exchange Debentures does not equal or exceed $50.0 million, then, subject to paragraphs (c)(iii)(F), (G) and (H), the Corporation shall issue to the Holders of record of the then outstanding shares of Senior Preferred Stock on such Regular Dividend Payment Date validly issued, fully paid and non-assessable shares of Class A common Stock at a rate per $1,000 liquidation preference of the Senior Preferred Stock equal to (I) that number of shares of Class A Common Stock equal to 1% of the Corporation Common Stock on a Fully Diluted Basis as of such Regular Dividend Payment Date divided by (II) the number obtained by dividing (aa) the aggregate liquidation preference of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock outstanding as of such Regular Dividend Payment Date by (bb) $1,000.

                 (D) Upon the occurrence of each Voting Rights Triggering Event, then, subject to paragraphs (c)(iii)(F), (G) and (H), the Corporation shall issue to the Holders of record of the then outstanding shares of Senior Preferred Stock on the day of such occurrence validly issued, fully paid and non-assessable shares of Class A Common Stock at a rate per $1,000 liquidation preference of Senior Preferred

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      Stock equal to (I) that number of shares of Class A Common Stock equal to
      2% of the Corporation Common Stock on a Fully Diluted Basis as of the day of the occurrence of such Voting Rights Triggering Event divided by (II) the number obtained by dividing (aa) the aggregate liquidation preference of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock outstanding as of the day of the occurrence of such Voting Rights Triggering Event by (bb) $1,000.

                 (E) If, on any Regular Dividend Payment Date after the occurrence of a Voting Rights Triggering Event, any Voting Rights Triggering Event shall be continuing, then, subject to paragraphs
      (c)(iii)(F), (G) and (H), the Corporation shall issue to the Holders of record of the then outstanding shares of Senior Preferred Stock on such Regular Dividend Payment Date validly issued, fully paid and non-assessable shares of Class A Common Stock at a rate per $1,000 liquidating preference of the Senior Preferred Stock equal to (I) the product of (aa) that number of shares of Class A Common Stock equal to 2% of the Corporation Common Stock on a Fully Diluted Basis as of such Regular Dividend Payment Date and (bb) a fraction, the numerator of which is the number of days (not to exceed 180 days) during the Dividend Period ending on such Regular Dividend Payment Date that a Voting Rights Triggering Event shall have occurred and been continuing, and the denominator of which is 180, divided by (II) the number obtained by dividing (aa) the aggregate liquidation preference of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock as of such Regular Dividend Payment Date by (bb) $1,000.

                 (F) If, in the opinion of counsel for the Corporation, approval of the FCC is required before the Corporation may issue shares of Class A Common Stock pursuant to the provisions of paragraphs (c)(iii)(A),
      (B), (C), (D) or (E) ("Contingent Class A Shares"), the Corporation may defer the issuance of such Contingent Class A Shares (an "FCC Deferral") until such time as approval of the FCC is obtained or no longer required. Any such deferral (including the entire period during which such deferral is permitted pursuant to the terms of this subparagraph) shall

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      not be deemed to be a default of the Corporation's obligations to issue
      Contingent Class A Shares and shall not constitute a Voting Rights Triggering Event. The Corporation shall promptly mail notice to the Holders of any event which requires it to suspend the issuance of Contingent Class A Shares and of the termination of any such suspension. Upon receipt of any such approval, or such approval no longer being required, the Corporation shall promptly issue to the Holders all Contingent Class A Shares to which they are entitled pursuant to paragraphs (c)(iii)(A), (B), (C), (D) and (E). The Corporation agrees to promptly commence any proceedings before the FCC required to permit the issuance of Contingent Class A Shares and to use its best efforts to obtain any order of the FCC or similar approval necessary to permit the issuance of Contingent Class A Shares and maintain such approval in full force and effect.

                 (G) If, at any time, the Corporation shall not have sufficient authorized shares of Class A Common Stock to permit it to issue Contingent Class A Shares, the Corporation may defer the issuance of such Contingent Class A Shares (an "Authorization Deferral") until such time as it has sufficient authorized shares of Class A Common Stock. Any such deferral (including the entire period during which such deferral is permitted pursuant to the terms of this subparagraph) shall not be deemed to be a default of the Corporation's obligations to issue Contingent Class A Shares and shall not constitute a Voting Rights Triggering Event. The Corporation shall use its best efforts (including, without limitation, calling special meetings of its stockholders to increase its authorized shares of Class A Common Stock) to reserve and keep available shares of Class A Common Stock, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock or its authorized and issued Class A Common Stock held in its treasury, for the purposes of enabling it to satisfy any obligation to issue Contingent Class A Shares which may be issuable in respect of outstanding shares of Senior Preferred Stock.

                 (H) If, at any time, the Corporation shall have issued 4,000,000 shares of Class A Common Stock in the

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      aggregate pursuant to the Contingent Class A Share provisions of this
      Certificate of Designation, the analogous provisions of the certificate of designation governing the Exchange Preferred Stock and the Private Exchange Preferred Stock and Section 4.17 of the Indenture (as defined herein), the Corporation shall mail notice of such event to the Holders (by first class mail, postage pre-paid) at their respective addresses in the stock records of the Corporation, which notice shall state that prior to the Corporation being obligated to issue any additional Contingent Class A Shares pursuant to the terms of this Certificate of Designation, each Holder must pay to the Corporation the par value of the Contingent Class A Shares to which each such Holder is thereafter entitled. In addition, the Corporation shall use its best efforts to legend each certificate representing Senior Preferred Stock to the effect of such notice. If, after the Corporation shall have issued such 4,000,000 shares of Class A Common Stock, an event occurs which entitles the Holders to receive additional Contingent Class A Shares, the Corporation shall mail a notice of such event (an "Issuance Notice") to each Holder (by first class mail, postage prepaid) within one day of such event setting forth the number of Contingent Class A Shares issuable to such Holder, the par value of such Contingent Class A Shares and stating that the Corporation agrees to issue to such Holder such Contingent Class A Shares upon payment to the Corporation of the par value of such Contingent Class A Shares, at its principal place of business to be set forth in such notice, in cash or by certified check to the order of the Corporation. Notwithstanding any other provision of this Certificate of Designation, the right of the Holders to receive Contingent Class A Shares pursuant to, and in the manner contemplated by, any Issuance Notice shall remain in effect and shall not be terminated by redemption, repurchase or retirement of the Senior Preferred Stock or otherwise. Upon receipt of any such payment of such par value, the Corporation shall promptly issue to the applicable Holder the applicable number of Contingent Class A Shares, which issuance shall satisfy and be deemed to have paid in full the applicable obligation to issue Contingent Class A Shares. For the avoidance of doubt, Contingent Class A Shares subject to purchase pursuant to an Issuance Notice shall not be deemed

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      to be "issuable but unissued Contingent Class A Shares" for any purpose of this Certificate of Designation. The Corporation shall not increase the par value of the Class A Common Stock so long as any shares of Senior Preferred, Exchange Preferred Stock or Private Exchange Preferred remain outstanding or any Contingent Class A Shares may be purchased pursuant to an Issuance Notice.

           (iv) Regular Dividends accruing after March 15, 2002 on the Senior Preferred Stock for any past Dividend Period and Regular Dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any Regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

            (v) So long as any share of the Senior Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock or Parity Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock or Parity Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Stock or Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Senior Preferred Stock have been paid (or are deemed paid) in full.

           (vi) Regular Dividends payable on the Senior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. The amount of Additional Dividends will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a

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      fraction, the numerator of which is the number of days (not to exceed 180)
      such rate was applicable during any Dividend Period and the denominator of which is 180.

          (vii) Additional Dividends shall become due and payable with respect to the Senior Preferred Stock as set forth in the Registration Rights Agreement.

            (d)   Liquidation Preference.

          (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, (x) an amount in cash equal to accumulated and unpaid Regular Dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated Regular Dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) and (y) an amount in cash equal to the Fair Market Value on the date fixed for liquidation, dissolution or winding up, as the case may be, of the issuable but unissued Contingent Class A Shares (including Contingent Class A Shares not issued as a result of an FCC Deferral or an Authorization Deferral) with respect to each share, to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Senior Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Senior Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference to which each is entitled until such preferences are paid in

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      full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

           (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

            (e)   Redemption.

            (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time or from time to time on or after March 15, 2002, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Senior Preferred Stock, at the redemption prices in cash (expressed as a percentage of the liquidation preference) set forth below plus, without duplication, (x) an amount in cash equal to all accumulated and unpaid Regular Dividends (including Additional Dividends, if any) per share (including an amount in cash equal to a prorated Regular Dividend for the period from the Regular Dividend Payment Date immediately prior to the Redemption Date to the Redemption
      Date) and (y) an amount in cash equal to the Fair Market Value on the date notice of redemption is mailed of the issuable but unissued Contingent Class A Shares (including Contingent Class A Shares not issued as a result of an FCC Deferral or an Authorization Deferral) with respect to each share if redeemed during the 12-month period beginning March 15 of each of the years set forth below:

            2002 .....................................      107.00%
            2003 .....................................      105.00%
            2004 and thereafter.......................      100.00%

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      provided that (x) if a Change of Control occurs on or after March 15,
      2004, the redemption price as a percentage of liquidation preference referenced in the table above shall be 101.00% after such Change of Control and (y) no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accumulated and unpaid Regular Dividends (including Additional Dividends, if any) are declared and paid in full, or declared and a sum in cash is set apart sufficient for such payment, on the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock for all Regular Dividend Periods terminating on or prior to the Redemption Date.

            (B) The Corporation may, at the option of the Board of Directors, redeem any or all of the shares of Senior Preferred Stock at any time or from time to time on or prior to March 15, 2000, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof at a redemption price in cash of 105% of the liquidation preference thereof, plus, without duplication, (x) an amount in cash equal to all accumulated and unpaid Regular Dividends (including Additional Dividends, if any) per share (including an amount in cash equal to a prorated Regular Dividend for the period from the Regular Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) and (y) an amount in cash equal to the Fair Market Value on the date the notice of redemption is mailed of the issuable but unissued Contingent Class A Shares (including Contingent Class A Shares not issued as a result of an FCC Deferral or an Authorization Deferral) with respect to each share, provided, that no redemption pursuant to this paragraph (e)(i)(B) shall be authorized or made unless prior thereto full accumulated and unpaid Regular Dividends (including Additional Dividends, if any) are declared and paid in full, or declared and a sum in cash is set apart sufficient for such payment, on the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

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            (C)   The Senior Preferred Stock is not redeemable after March 15,
      2000 and prior to March 15, 2002.

            (D) In the event of a redemption pursuant to paragraph (e)(i)(A) or (B) hereof of only a portion of the then outstanding shares of the Senior Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than ten shares (or shares held by Holders who would hold less than ten shares as a result of such redemption), as may be determined by the Corporation.

           (ii) Mandatory Redemption. On March 15, 2005, the Corporation shall redeem, subject to contractual and other restrictions and to the extent of funds legally available therefor, in the manner provided for in paragraph
      (e)(iii) hereof, all of the shares of the Senior Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, (x) an amount in cash equal to all accumulated and unpaid Regular Dividends (including Additional Dividends, if any) per share (including an amount equal to a prorated Regular Dividend for the period from the Regular Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) and
      (y) an amount in cash equal to the Fair Market Value on the date the notice of redemption is mailed of the issuable but unissued Contingent Class A Shares (including Contingent Class A Shares not issued as a result of an FCC Deferral or an Authorization Deferral) with respect to such shares.

          (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect

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      the validity of the procedure for the redemption of any shares of Senior
      Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                  (1)   whether the redemption is pursuant to paragraph
            (e)(i)(A) or (B) or (e)(ii) hereof;

                  (2)   the redemption price;

                  (3) whether all or less than all the outstanding shares of the Senior Preferred Stock are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed;

                  (4)   the date fixed for redemption;

                  (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and

                  (6) that dividends on the shares of the Senior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                  (B) Each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the redemption price.

            (f)   Voting Rights.

            (i) The Holders of Senior Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and
      (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

           (ii) (A) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with (i) issuance of additional shares of Senior Preferred Stock pursuant to the provisions of paragraph (c) of this Certificate of Designation, or (ii) the authorization and issuance of that number of shares of Exchange Preferred Stock and/or the Private Exchange

      Preferred Stock not in excess of 413,930 shares less the sum of (x) that number of shares of Senior Preferred Stock not exchanged in the Exchange Offer and/or Private Exchange Offer and (y) that number of shares of Senior Preferred Stock payable as dividends on such other shares of Senior Preferred Stock referred to in clause (x), assuming accumulation of the maximum number of Additional Dividends payable and assuming a Voting Rights Triggering Event had occurred and would remain continuing until March 15, 2002.

                  (B) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (C) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Senior Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of (x) Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, if a corresponding amendment is to be made to the certificate of designation governing the Exchange Preferred Stock and Private Exchange Preferred Stock which amendment, together with such amendment to this Certificate of Designation, affects the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock identically in all material respects (a "Corresponding Amendment") or (y) Senior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, if such amendment is not a Corresponding Amendment.

                  (D) Prior to the exchange of all outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form as executed on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of holders of at least a majority of the aggregate liquidation preference and principal amount, as the case may be, of shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock and Exchange Debentures then outstanding, voting or consenting, as the case may be, together as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

          (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of

      Columbia; (B) if the Corporation is not the surviving Person, the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause (A)) or such Person (in the case of clause (2) of the foregoing clause (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; and (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing.

           For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

           (iv) (A) If (1) after March 15, 2002 cash dividends on the Senior Preferred Stock are in arrears and unpaid for two or more semi-annual Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Senior Preferred Stock on or before March 15, 2005 or otherwise fails to discharge any redemption obligation with respect to the Senior Preferred Stock; (3) the Corporation fails to make a Change of Control Offer following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Senior Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (4) the Corporation breaches or violates one of the provisions set forth in paragraph (l) hereof and the breach or violation continues for a period of 60 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock then outstanding; (5) the Corporation breaches or violates one of the provisions set forth in paragraph (c)(iii); or (6) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $3,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses
      (1)-(6), the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting separately and as one class, to elect the lesser of two directors or that number of directors constituting at least 25% of the Board of Directors; provided, that, in the event more than one of the above defaults occurs, at the same or at different times, the maximum number of directors that such Holders shall be entitled to elect is the lesser of 2 directors and that number of directors constituting 25% of the Board of Directors. Each such event described in clauses (1), (2), (3),
      (4), (5) and (6) is a "Voting Rights Triggering Event"; provided, however, that if the same event or set of facts causes the Corporation to breach or violate more than one of the provisions set forth in paragraph (l) hereof, all such breaches or violations together shall not constitute more than one Voting Rights Triggering Event pursuant to clause (4) of this subparagraph; provided, further, however, that, in the event a Voting Rights Triggering Event occurs pursuant to clause
      (5) of this subparagraph as a result of a breach or violation of paragraph
      (c)(iii)(D) hereof, a subsequent breach or violation of paragraph
      (c)(iii)(D) in connection with such Voting Rights Triggering Event shall not itself constitute a Voting Rights Triggering Event pursuant to clause
      (5) of this subparagraph. Holders of a majority of the issued and outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein and the issuance of Contingent Class A Shares pursuant to paragraph (c)(iii) hereof shall be the exclusive remedy at law or in equity of the holders of the Senior Preferred Stock for any Voting Rights Triggering Event.

                  (B) The right of the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by the holders of at least a majority of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Senior Preferred Stock, Exchange Preferred Stock or

            Private Exchange Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                  (C) At any meeting held for the purpose of electing directors at which the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock entitled to vote thereat shall be required to constitute a quorum of such Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock.

                  (D) Any vacancy occurring in the office of a director elected by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock may be filled by the remaining director elected by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock unless and until such vacancy shall be filled by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock.

            (v) In any case in which the Holders of Senior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Senior Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Senior Preferred Stock held.

            (g)   Exchange.

            (i) Requirements. The outstanding shares of Senior Preferred Stock are exchangeable, in whole or in part, at the option of the Corporation, at any time or from time to time on any Regular Dividend Payment Date for the Corporation's 14% Exchange Debentures due 2005 (the "Exchange Debentures") to be substantially in the form of

      Exhibit A to the Indenture, a copy of which is on file with the secretary of the Corporation; provided that immediately after giving effect to any exchange in part, there shall be outstanding (x) Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock with an aggregate liquidation preference of at least $75,000,000 and (y) at least $50,000,000 aggregate principal amount of Exchange Debentures; and provided, further, that any such exchange may only be made if on or prior to the date of such exchange (i) the Corporation has paid (or is deemed to have paid) all accumulated Regular Dividends (including Additional Dividends, if any) on the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) if there are any Contingent Class A Shares issuable but unissued with respect to any share of Senior Preferred Stock to be exchanged, the Corporation shall have entered into a legally valid and binding agreement with each applicable Holder agreeing to issue to such Holder such unissued Contingent Class A Shares on terms identical in all material respects to the provisions of paragraph (c)(iii) hereof; (iii) there shall be funds legally available sufficient therefor; and (iv) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Old Indenture or the Notes Indenture. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Senior Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

           (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to any date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Senior Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Senior Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                        (1)   the date fixed for exchange;

                        (2)   that the Holder is to surrender to the
                  Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Senior Preferred Stock to be exchanged;

                        (3) that dividends on the shares of Senior Preferred Stock to be exchanged shall cease to accumulate on such Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

                        (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on such Exchange Date.

                  (B) On or before the Exchange Date, each Holder of shares of Senior Preferred Stock to be exchanged shall surrender certificates representing such shares of Senior Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Senior Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into

            Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                  (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Senior Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid Regular Dividends (including Additional Dividends, if any) to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

          (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled or required to exchange the Senior Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

            (h)   Change of Control.

            (i) Within 20 days of the occurrence of a Change of Control, the Corporation shall make an offer to purchase (the "Change of Control Offer") the outstanding Senior Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof plus, without duplication, (x) an amount in cash equal to all accumulated and unpaid Regular Dividends (including Additional Dividends, if any) thereon (including an amount in cash equal to a prorated Regular Dividend for the period from the immediately preceding Regular Dividend Payment Date to the Change of Control Payment
      Date) and (y) an amount in cash equal to the Fair Market Value on the date of the occurrence of the Change of Control of the issuable but unissued Contingent Class A Shares (including Contingent Class A Shares not issued as a result of an FCC Deferral or an Authorization Deferral) with respect to each share (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this paragraph (h).

            (ii) Within 20 days of the occurrence of a Change of Control, the Corporation also shall (i) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of Senior Preferred Stock, at the address appearing on the stock books of the Corporation, a notice stating:

                  (1) that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Senior Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

                  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 Business Days from the date such notice is mailed (the "Change of Control Payment Date"));

                  (3) that any Senior Preferred Stock not tendered will continue to accumulate dividends;

                  (4) that, unless the Corporation defaults in the payment of the Change of Control Purchase Price, any Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                  (5) that holders accepting the offer to have their Senior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing Senior Preferred Stock to the Corporation at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

                  (6) that holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Senior Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Preferred Stock purchased;

                  (7) that holders whose Senior Preferred Stock is being purchased only in part will be issued new certificates representing the number of shares of Senior Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

                  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

          (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the redemption of the Senior Preferred Stock in connection with a Change of Control Offer.

           (iv)   On the Change of Control Payment Date, the Corporation shall
      (A) accept for payment the shares of Senior Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) promptly mail to the Holders of shares so accepted the Change of Control Purchase Price therefor and (C) cancel and retire each surrendered certificate and execute a new Senior Preferred Stock certificate equal to any unpurchased shares represented by a certificate surrendered. Unless the Corporation defaults in the payment for the shares of Senior Preferred Stock tendered pursuant to the Change of Control Offer, dividends shall cease to accrue with respect to the shares of Senior Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

            (v) If the repurchase of the Senior Preferred Stock would violate or constitute a default or be otherwise prohibited under any Indebtedness of the Corporation then outstanding, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 20 days following the date the Change of Control occurs, the Corporation shall, to the extent required to permit the repurchase of Senior Preferred Stock required by this paragraph (h), either (A) repay in full all such Indebtedness (and terminate all commitments) or (B) obtain the requisite consents, if any, under such Indebtedness required to permit the repurchase of Senior Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph
      (h)(v) shall constitute a Voting Rights Triggering Event.

            (i) Conversion or Exchange. The Holders of shares of Senior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than the Exchange Preferred Stock and the Private Exchange Preferred Stock as provided in the Registration Rights Agreement.

            (j) Reissuance of Senior Preferred Stock. Shares of Senior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

            (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

            (l)   Certain Additional Provisions.

            (i) Limitation on Additional Indebtedness. The Corporation will not, and will not permit any Restricted Subsidiary of the Corporation to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), provided that the Corporation may incur Indebtedness and any Restricted Subsidiary created after the Issue Date may incur Acquisition Indebtedness if (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Corporation's total consolidated Indebtedness to the Corporation's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Corporation for which financial statements are available at the date of determination) is less than 6.75 to 1; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness or Acquisition Indebtedness, then such ratio shall be determined by giving effect to (on a pro forma basis as if the transaction had occurred at the beginning of the four-quarter period) both the incurrence or assumption of such Acquired Indebtedness or Acquisition Indebtedness by the Corporation or a Restricted Subsidiary, as the case may be, and the inclusion in the Corporation's EBITDA of the EBITDA of the acquired Person, business, property or assets, and (b) no Voting Rights Triggering Event shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

                  Notwithstanding the foregoing, the Corporation and its Restricted Subsidiaries may incur Permitted Indebtedness; provided that the Corporation shall not incur any Permitted Indebtedness that ranks junior in right of payment to the Exchange Debentures that has a maturity or mandatory sinking fund payment prior to the maturity of the Exchange Debentures.

           (ii) Limitation on Restricted Payments. The Corporation will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payments, unless:

                  (A) no Voting Rights Triggering Event shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

                  (B) immediately after giving effect to such Restricted Payment, (i) the Corporation could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph(l)(i) and (ii) the ratio of the Corporation's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Corporation for which financial statements are available at the date of determination) to the Corporation's Consolidated Interest Expense (determined on a pro forma basis for the last four fiscal quarters of the Corporation for which financial statements are available) is equal to or greater than 1.4 to 1; and

                  (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 100% of the Corporation's EBITDA from the Issue Date to the date of determination minus 1.4 times the Corporation's Consolidated Interest Expense from the Issue Date to the date of determination (or in the event such amount shall be a deficit, minus 100% of such deficit), (2) 100% of the aggregate Net Proceeds and the fair market value of marketable securities or other property received by the Corporation from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock, Capital Stock of the Corporation issued to any Subsidiary of the Corporation and the proceeds from the issuance of Capital Stock pursuant to the Warrants or the Old Warrants) of the Corporation or any Indebtedness or other securities of the Corporation convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Corporation which has been so converted or exercised or exchanged, as the case may be. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

            The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of this Certificate of Designation, (ii) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the retirement of any shares of Capital Stock of the Corporation or Indebtedness subordinated to the Exchange Debentures by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock) of the Corporation, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of other shares of Capital Stock of the Corporation (other than Disqualified Capital Stock), (iii) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the redemption or retirement of Indebtedness of the Corporation subordinated to the Exchange Debentures in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Corporation that is contractually subordinated in right of payment to the Exchange Debentures to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of other shares of Disqualified Capital Stock; provided that (a) such Disqualified Capital Stock is not subject to mandatory redemption earlier than the maturity of the Exchange Debentures,
      (b) such Disqualified Capital Stock is in an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Disqualified Capital Stock being retired,
      (y) the amount of accrued and unpaid dividends, if any, and premiums owed, if any, on the Disqualified Capital Stock being retired and (z) the amount of customary fees, expenses and costs related to the incurrence of such Disqualified Capital Stock and (c) such Disqualified Capital Stock is incurred by the same Person that initially incurred the Disqualified Capital Stock being retired, except that the Corporation may incur Disqualified Capital Stock to refund or refinance Disqualified Capital Stock of any Wholly-Owned Restricted Subsidiary of the Corporation, (v) the payment of dividends (whether or not in cash) on the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock in the manner provided in this Certificate of

      Designation or the certificate of designation relating to the Exchange Preferred Stock and Private Exchange Preferred Stock, (vi) so long as no Voting Rights Triggering Event shall have occurred and be continuing, the payment of dividends and distributions to the stockholders and warrantholders of the Corporation on or after the Issue Date in an amount not to exceed $4,000,000 in the aggregate, (vii) the exchange of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock for Exchange Debentures and (viii) so long as no Voting Rights Triggering Event shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $3,000,000. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (i) (excluding dividends and distributions pursuant to clause (vi)) (ii) and (viii) shall be included in such calculation.

          (iii) Limitation on Transactions with Affiliates. The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Corporation or any of its Restricted Subsidiaries own a minority interest) or holder of 10% or more of the Corporation's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Corporation and its Wholly-Owned Subsidiaries or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Corporation or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Corporation or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause
      (i) above, such Affiliate Transaction(s) must be approved by a majority of the Board of Directors (including a majority of the disinterested directors). In transactions with a value in excess of $3,000,000 which are not permitted under clause (i) above, in addition to the requirements set forth in the immediately preceding sentence, the Corporation must obtain a written opinion as to the fairness of such a transaction from a nationally recognized expert with experience in appraising the terms or conditions of the type of business or transaction or series of transactions for which approval is required.

                  The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under paragraph
      (l)(ii) or (ii) any transaction approved by the Board of Directors, with an officer or director of the Corporation or of any Subsidiary of the Corporation in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Corporation or of any Subsidiary of the Corporation that are customary for public companies in the radio broadcasting industry.

           (iv) Limitation on Preferred Stock of Restricted Subsidiaries. The Corporation will not permit any Restricted Subsidiary of the Corporation to issue any Preferred Stock (except Preferred Stock to the Corporation or a Restricted Subsidiary) or permit any Person (other than the Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under paragraph (l)(i) in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

            (v) Reports. Whether or not the Corporation is required to file such reports with the Commission, so long as any shares of Senior Preferred Stock are outstanding, the Corporation will provide to the holders of Senior Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files (or would be required to file) with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

           (vi) Exchange. Subject to the satisfaction of the requirements set forth in paragraphs (g)(i) and (g)(iii), the Corporation agrees to exchange all outstanding shares of Senior Preferred Stock for Exchange Debentures within 60 days after such exchange is permitted without the Corporation obtaining any waiver, consent, approval or authorization under any instrument governing Indebtedness of the Corporation or its Restricted Subsidiaries outstanding at such time.

            (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

            "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

            "Acquisition Indebtedness" means Indebtedness incurred by the Corporation or by a Restricted Subsidiary the proceeds of which are used for the acquisition of a media business and related facilities and assets or for the construction of a facility pursuant to a construction permit issued by the FCC.

            "Additional Dividends" has the meaning set forth in the Registration Rights Agreement.

            "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (a) beneficial ownership of at least 10% of the voting securities of a Person shall be deemed to be control and (b) for purposes of paragraph (1)(iii), for so long as Raul Alarcon Sr., Raul Alacron Jr. or Jose Grimalt are directors, officers or shareholders of the Corporation, they, their respective spouses, lineal descendants and any Person controlled by any of them shall be Affiliates of the Corporation and its Subsidiaries.

            "Affiliate Transaction" shall have the meaning ascribed to it in paragraph 1(iii) hereof.

            "AM Stations Asset Sale Date" means April 1, 1998; provided that if, on April 1, 1998, the Corporation shall have entered into a legally binding sale agreement or agreements for the sale of the FCC broadcast licenses of WXLX-AM, KXMG-AM and WCMQ-AM, and the only condition to the closing of such Asset Sales is the granting by the FCC of final approval of the transfer of such licenses, the AM Stations Asset Sale Date shall be the earlier of (a) the 60th day after the FCC approves the transfer of such licences or (b) the day the FCC denies approval of any such transfer or any such sale agreement shall have been terminated or ceased to be a legally binding agreement of the parties thereto.

            "Asset Sale" means the sale, transfer or other disposition (other than to the Corporation or any of its Restricted Subsidiaries) in any single transaction or series of transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Corporation,
      (b) all or substantially all of the assets of the Corporation or of any Restricted Subsidiary thereof, or (c) all or substantially all of the assets of any radio station, or part thereof, owned by the Corporation or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Corporation or any Restricted Subsidiary thereof; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Corporation or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary.

            "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Corporation or any Restricted Subsidiary of the Corporation from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset
      Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary of the Corporation as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Corporation or any such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed in such Asset Sale and retained by the Corporation or any such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Corporation or any such Restricted Subsidiary from such Assets Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

            "Bank Indebtedness" means (i) Indebtedness of the Corporation incurred in accordance with this Certificate of Designation owing to one or more commercial banking institutions that are members of the Federal Reserve System and (ii) any guarantee by a Guarantor of any Indebtedness of the Corporation of the type set forth in clause (i) of this definition.

            "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

            "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

            "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

            "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

            "Certificate of Designation" means this Certificate of Designation creating the Senior Preferred Stock.

            A "Change of Control" of the Corporation will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting power of the Corporation's Common Stock, (ii) prior to a Public Equity Offering, Permitted Holders shall cease to own beneficially at least 40% of the total voting power of the Corporation's Common Stock, (iii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 30% of the total voting power of the Corporation's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Corporation than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors, (iv) there shall be consummated any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock of the Corporation would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Capital Stock of the Corporation outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Corporation has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors.

            "Class A Common Stock" shall have the meaning ascribed to it in paragraph (c).

            "Class B Common Stock" shall have the meaning ascribed to it in paragraph (c).

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

            "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including but not limited to, cash dividends paid on Preferred Stock, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Corporation.

            "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Exchange Debentures or the Indenture) shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary gains and losses shall be excluded.

            "Contingent Class A Shares" shall have the meaning ascribed to it in paragraph (c).

            "Corporation Common Stock" shall have the meaning ascribed to it in paragraph (c).

            "Credit Facility" means Indebtedness of the Corporation and its Restricted Subsidiaries under a revolving credit facility in an aggregate principal amount not to exceed the greater of (a) $10,000,000 or (b) 75% of the net book value of the Corporation's accounts receivable.

            "Disqualified Capital Stock" means any Capital Stock of the Corporation or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the

      Exchange Debentures, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Corporation and (ii) any Preferred Stock of the Corporation with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Corporation is obligated to pay current dividends or distributions in cash during the period prior to March 15, 2005; provided, however, that Preferred Stock of the Corporation or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Corporation or such Restricted Subsidiary, which provisions have substantially the same effect as paragraph (h) hereof shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; and provided, further, that the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock shall be deemed not to be Disqualified Capital Stock.

            "Dividend Period" means the Initial Dividend Period and, thereafter, each semi-annual dividend period.

            "EBITDA" means, for any Person, for any period, an amount equal to
      (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such Period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus
      (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Restricted Subsidiaries only, provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only (x) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or (y) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Exchange Date" means a date on which shares of Senior Preferred Stock are exchanged by the Corporation for Exchange Debentures.

            "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

            "Exchange Notice" shall have the meaning ascribed to it in paragraph
      (g) hereof.

            "Exchange Offer" means a registered offer to exchange any and all shares of the Senior Preferred Stock for a like number of shares (with a liquidation preference equal to that of the surrendered shares) of another series of the Corporation's senior exchangeable preferred stock that has terms identical in all material respects to the Senior Preferred Stock except that the Exchange Preferred Stock shall have been registered pursuant to an effective registration statement under the Securities Act and the certificates therefor shall contain no restrictive legends thereon.

            "Exchange Preferred Stock" means the series of the Corporation's senior exchangeable preferred stock publicly offered in exchange for the Senior Preferred Stock as contemplated by the Registration Rights Agreement and having terms identical in all material respects to the Senior Preferred Stock.

            "Fair Market Value" of a Contingent Class A Share as of any date means the value thereof as determined by a nationally recognized investment bank and set forth in a written opinion of such investment bank mailed to each Holder with the notice of redemption or notice of Change of Control Offer or upon the liquidation, dissolution or winding up of the Corporation, as the case may be.

            "FCC" means the Federal Communications Commission.

            "Fully Diluted Basis" means, as of any date of determination, in determining the number of shares of Common Stock deemed to be outstanding as of such date, the sum of (i) the number of shares of Class A Common Stock outstanding as of such date, (ii) the number of shares of Class A Common Stock into which the outstanding shares of Class B Common Stock outstanding as of such date may be converted and (iii) the number of shares of Class A Common Stock and Class B Common Stock (assuming conversion of such shares of Class B Common Stock into shares of Class A Common Stock) into or for which rights, options, warrants or other securities outstanding as of such date are exercisable or convertible, after giving effect to any anti-dilution adjustment pursuant to any agreement governing any such right, option, warrant or security relating to any issuance of Class A Common Stock pursuant to paragraph (c)(iii) hereof on such date.

            "GAAP" means generally accepted accounting principles as in effect on the Issue Date.

            "Guarantee" means a guarantee of the Exchange Debentures.

            "Guarantor" means a guarantor under the Indenture.

            "Holder" means a holder of shares of Senior Preferred Stock, Exchange Preferred Stock or Private Exchange Preferred Stock, as the context requires, as reflected in the stock books of the Corporation.

            "incur" means, with respect to any Indebtedness or other obligations of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred,"

      "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

            "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed,
      (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) in the case of the Corporation, Disqualified Capital Stock of the Corporation or any Restricted Subsidiary thereof, and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount, including the Old Notes, is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Corporation or any Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

            "Infinity Note" means the $3,000,000 aggregate principal amount of Indebtedness issued by the Corporation to Infinity Holding Corp. of Orlando on the Issue Date.

            "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Regular Dividend Payment Date to occur thereafter.

            "Indenture" shall have the meaning ascribed to it in paragraph (f) hereof.

            "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

            "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

            "Issue Date" means the date of original issuance of the Senior Preferred Stock.

            "Junior Stock" shall have the meaning ascribed to it in paragraph
      (b) hereof.

            "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

            "Moody's" means Moody's Investors Services, Inc. and its successors.

            "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

            "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Corporation or any of its Restricted Subsidiaries, the aggregate net proceeds received by the Corporation or such Restricted Subsidiary, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Corporation or any of its Restricted Subsidiaries which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Corporation or such Restricted Subsidiary upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Corporation in connection therewith). For the avoidance of doubt, the issuance of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock as dividends on Senior Preferred Stock, Exchange Preferred Stock or Private Exchange Preferred Stock, as the case may be, shall be deemed to result in no Net Proceeds received by the Corporation from any such issuance.

            "Notes" means the $75,000,000 aggregate principal amount of 11% Senior Notes issued by the Corporation on the Issue Date.

            "Notes Indenture" means the indenture governing the Notes.

            "Old Indenture" means the indenture under which the Old Notes were issued.

            "Old Notes" means the $107,059,000 aggregate principal amount of 12 1/2% Senior Notes due 2002 of the Corporation.

            "Old Warrants" means Warrants issued pursuant to the Warrant Agreement dated as of June 29, 1994 between the Corporation and IBJ Schroder Bank & Trust Company, as
      Warrant Agent.

            "Parity Stock" shall have the meaning ascribed to it in paragraph
      (b) hereof.

            "Permitted Holders" means (i) Raul Alarcon Jr., (ii) the heirs, executors, administrators testamentary, trustees, legatees or beneficiaries of the Person described in (i) and (iii) a trust, the beneficiaries of which include only persons described in (i) and (ii) and their respective spouses and lineal descendants.

            "Permitted Indebtedness" means:

            (i) Indebtedness of the Corporation or any Restricted Subsidiary arising under or in connection with the Credit Facility;

            (ii)  Indebtedness under the Notes and the guarantees thereof;

            (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date (including under the Old Notes and guarantees thereof and the Infinity Note);

            (iv) Indebtedness of the Corporation to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Corporation or another Restricted Subsidiary;

            (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Corporation's consolidated total assets;

            (vi)   Refinancing Indebtedness;

            (vii) Indebtedness represented by any guarantee by a Guarantor of Indebtedness of the Corporation permitted to be incurred under this Certificate of Designation;

            (viii) other Indebtedness of the Corporation not to exceed $2,000,000 at any one time outstanding; and

            (ix) Indebtedness under the Exchange Debentures and the Guarantees.

            "Permitted Investments" means, for any Person, Investments made on or after the Issue Date consisting of

                  (i) Investments by the Corporation, or by a Restricted Subsidiary thereof, in the Corporation or a Restricted Subsidiary;

                  (ii)  Temporary Cash Investments;

                  (iii) Investments by the Corporation, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Corporation or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary thereof; and

                  (iv) an Investment that is made by the Corporation or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Corporation or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under this

                  Certificate of Designation.

                  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

                  "Private Exchange Preferred Stock" means a series of the Corporation's senior exchangeable preferred stock contemplated by the Registration Rights Agreement issued under the same certificate of designation as the Exchange Preferred Stock and having terms identical in all material respects to the Senior Preferred Stock.

                  "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article II of Regulation S-X under the Securities Act.

                  "Public Equity Offering" means an underwritten public offering of Common Stock of the Corporation pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

                  "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

                  "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) applicable to the issuer of such Disqualified Capital Stock.

                  "Redemption Date", with respect to any shares of Senior Preferred Stock, means the date on which such shares of Senior Preferred Stock are redeemed by the Corporation.

                  "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) hereof.

                  "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Corporation outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Corporation or its Restricted Subsidiaries (other than pursuant to clause
      (iv) of the definition of "Permitted Indebtedness") pursuant to the terms of this Certificate of Designation but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Exchange Debentures to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Exchange Debentures, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Exchange Debentures has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Exchange Debentures, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,
      (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Corporation may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Corporation.

            "Registration Rights Agreement" means the Preferred Stock Registration Rights Agreement dated as of the Issue Date among the Corporation, the Guarantors and CIBC Wood Gundy Securities Corporation.

            "Regular Dividend Payment Date" means March 15, and September 15 of each year.

            "Regular Dividend Record Date" means March 1 and September 1 of each year.

            "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Corporation or any Restricted Subsidiary of the Corporation or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Corporation or any Restricted Subsidiary of the Corporation (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock) and (y) in the case of Restricted Subsidiaries of the Corporation, dividends or distributions payable to the Corporation or to a Wholly-Owned Restricted Subsidiary of the Corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Corporation or any of its Restricted Subsidiaries (other than (i) Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock and (ii) Capital Stock owned by the Corporation), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Exchange Debentures or a Guarantee (other than any such subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment, (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and
      (vi) forgiveness of any Indebtedness of an Affiliate of the Corporation to the Corporation or a Restricted Subsidiary existing on the Issue Date.

           "Restricted Subsidiary" means a Subsidiary of the Corporation other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Corporation existing as of the Issue Date. The Board of Directors may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Corporation could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Paragraph (l)(i).

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Senior Stock" shall have the meaning ascribed to it in paragraph
      (b) hereof.

            "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries, or
      (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

            "Temporary Cash Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and (ii).

            "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Corporation which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with paragraph (l)(i).

            "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph f hereof.

            "Warrants" means the Warrants issued pursuant to the Warrant Agreement dated as of March 15, 1997 between the Corporation and IBJ Schroder Bank & Trust Company, as Warrant Agent.

            "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary which is a Wholly-Owned Subsidiary.

            "Wholly-Owned Subsidiary" means any Subsidiary of the Corporation, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Corporation.

            IN WITNESS WHEREOF, said Spanish Broadcasting System, Inc., has caused this Certificate of Designation to be signed by Raul Alarcon, Jr. its President and Chief Executive Officer, this 17th day of March, 1997.

            SPANISH BROADCASTING SYSTEM, INC.



            By: /s/ Raul Alarcon, Jr.
                ---------------------
            Name: Raul Alarcon, Jr.

            Title: President